Exhibit 99.1
NEWS RELEASE
COEUR’S ROCHESTER MINE RECEIVES POSITIVE BLM DECISION ALLOWING
FOR EXTENDED MINING OPERATIONS AND INCREASED PRODUCTION
Expected to contribute 2.3 million silver ounces and 32,000 gold ounces of average annual production
COEUR D’ALENE, ID – October 26, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) announced today that the Bureau of Land Management has issued a positive Decision Record (DR) for Coeur’s Rochester Mine in Nevada to extend silver and gold mining operations by several years with new production ounces expected to begin being recovered in the fourth quarter of 2011.
Work on the construction of a new leach pad and related infrastructure is expected to begin in the first quarter of 2011 with capital costs estimated to total approximately $29 million in 2011 and $38 million over the life of the project. This extension will increase total average annual silver and gold production to over 2.4 million ounces and 35,000 gold ounces over several years. This production profile represents a substantial increase compared to current expected annual production levels through 2014 of 700,000 ounces and 5,000 ounces of silver and gold, respectively, from existing residual leaching operations.

	Total Ounces from	Total Est. Ounces from
	New Production	Residual Leaching	Total Est. Ounces
Ounces in 000s	(2011-2018)	(2011-2014)	Of Production
Silver Production	16,653	2,861	19,514
Gold Production	232	20	252
At the beginning of 2010, Rochester contained proven and probable reserves measuring 25.9 million ounces of silver and 232,000 ounces of gold. A recently completed and updated feasibility study on the expansion plan includes 27.6 million contained ounces of silver and 247,000 contained ounces of gold within 48.3 million leach tons at average grades of 0.57 ounces of silver per ton and 0.005 ounces of gold per ton, based on metal prices of $1,025 per ounce of gold and $16.25 per ounce of silver (see table on last page of release). Expected cash flow and production is incremental to the ounces and cash flow currently being generated by ongoing residual leaching activities.
The expansion is expected to add approximately 200 jobs, providing a boost to the Nevada economy. In addition, the mine recently received awards from the Nevada Mining Association and the Mine Safety and Health Administration for safe operations. The mine currently has exceeded 1,224 days without a lost-time accident.
Rochester’s 2010 production forecast is expected to be 2.0 million silver ounces and 10,000 gold ounces at an average cash cost of approximately $3.00 per silver ounce.

Rochester has produced over 127.6 million ounces of silver and over 1.4 million ounces of gold in its 25 years of operations.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a growing gold producer. Coeur is also a recognized leader in environmental stewardship and worker safety, with 13 national and international awards earned over the past year. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which began production in June of this year. The Company also owns underground mines in Argentina and one surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, and the Toronto Stock Exchange under the symbol CDM.
For Additional Information:
Investors
Director of Investor Relations
Deborah Schubert, (208) 665-0332
Media
Director of Corporate Communications
Tony Ebersole, (208) 665-0777
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this presentation. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Mineral Reserves – Rochester Mine

		Average Grades (ounces/ton)		Contained Ounces
Category	Short Tons	Au	Ag	Au	Ag
Proven	35,959,300	0.006	0.54	196,100	19,498,800
Probable	12,311,700	0.004	0.65	51,300	8,057,300
Total	48,271,000	0.005	0.57	247,400	27,556,000
Based on metal prices of $1,025 Au and $16.25 Ag and a cut-off grade of 0.48 ounces/ton Ag equivalent. Only for Rochester deposit; does not include Nevada Packard deposit.
Rounding differences may occur.